Exhibit 4.18

AXCAN LUXCO 2 S.A R.L.

AS PLEDGOR

AND

BANK OF AMERICA, N.A.

AS ADMINISTRATIVE AGENT

PLEDGE AGREEMENT

relating to the Shares and Notes

issued by Axcan Nova Scotia 1 ULC

dated February 25, 2008

THIS PLEDGE AGREEMENT (hereafter the “Agreement”) is entered into and dated February 25, 2008

BY and BETWEEN

(1)	Axcan LuxCo 2 S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 5, rue Eugène Ruppert, L-2453 Luxembourg, registration with the Registre de Commerce et des Sociétés de Luxembourg under number (the “Pledgor”);

AND

(2)	Bank of America, N.A., a national banking association organized and existing under the laws of the United States of America, with its principal place of business at One Independence Center, 101 N. Tryon St., Charlotte, N.C., acting for itself and as Administrative Agent and Collateral Agent for itself and for the Secured Parties, (and any of its successors or assignees) (the “Collateral Agent”);

WHEREAS

(A)	The Pledgor is the sole holder of all the shares issued in the Company.

(B)	The Pledgor is the sole holder of the Notes.

(C)	Reference is made to (i) the Credit Agreement dated as of February 25, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time however substantially, the “Credit Agreement”), among Axcan Intermediate Holdings Inc., as Parent Borrower, Axcan US Partnership 1 LP, as Co-Borrower (together with the Parent Borrower, the “Borrowers”), Axcan MidCo Inc., as Holdings, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders”) and (ii) the Senior Secured Notes and the Senior Secured Notes Indenture.

(D)	The Pledgor is a Subsidiary of the Parent Borrower and will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and from the issue of the Senior Secured Notes, and is willing to execute, deliver and perform this Agreement and to grant the Pledge hereunder.

IT IS THEREFOR AGREED as follows:

Clause 1.	DEFINITIONS AND INTERPRETATION

1.1. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement or as the case may be the Canadian Security Agreement, and the following terms have the following meanings:

Business Day	means a day (other than a Saturday or Sunday) on which banks are open for business in Regional Municipality, Nova Scotia and New York City

Canadian Security Agreement	means the Ontario law governed Pledge and Security Agreement executed inter alia by the Company and Bank of America, N.A. on or about the date hereof (as it may be amended, restated, modified or supplemented)

Credit Agreement	has the meaning as given thereto in recital (B)

Credit Facilities Obligations	shall have the meaning set forth in the Canadian Security Agreement

Equal and Ratable Period	shall have the meaning set forth in the Canadian Security Agreement

Event of Default	shall have the meaning set forth in the Canadian Security Agreement

Loan Documents	shall have the meaning set forth in the Canadian Security Agreement

Notes	means the debt securities owned by the Pledgor and listed on Schedule I, any debt securities obtained in the future by Pledgor (“Future Notes”) and the promissory notes and any other instruments evidencing any debt owed to the Pledgor

Other Secured Agreements	shall have the meaning set forth in the Canadian Security Agreement

Pledge	means the pledge on the Pledged Assets constituted by this Agreement

Pledged Assets	means the Shares, the Notes, the Future Shares, the Future Notes and the Related Assets

PPSA	means the Personal Property Security Act, as from time to time in effect in the Province of Nova Scotia

Related Assets	means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion, disposal or otherwise)

Replacement Credit Facility	shall have the meaning set forth in the Canadian Security Agreement

Secured Agreements	shall have the meaning set forth in the Canadian Security Agreement

Secured Obligations	shall have the meaning set forth in the Canadian Security Agreement

Secured Parties	shall have the meaning set forth in the Canadian Security Agreement

Senior Secured Notes	shall have the meaning set forth in the Canadian Security Agreement

Senior Secured Notes Indenture	shall have the meaning set forth in the Canadian Security Agreement

Shares	means all of the shares issued in the share capital of the Company and held by the Pledgor at any time, including for the avoidance of doubt any shares in the share capital of the Company which may be issued to the Pledgor from time to time after the date hereof, regardless of the reason for such issuance (“Future Shares”), in which case such number of Future Shares and the Related Assets in relation thereto shall be subject to the security interest created hereunder

US Securities Act	means the United States Securities Act of 1933

US Security Agreement	means the New York law governed Pledge and Security Agreement executed inter alia by the Borrowers, Holdings and Bank of America, N.A. on or about the date hereof (as it may be amended, restated, modified or supplemented)

US SEC	means the United States Securities and Exchange Commission

1.2. The meanings of defined terms are equally applicable, mutatis mutandis, to the singular and plural forms of the defined terms.

1.3. In this Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) any agreement (including this Agreement) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.4. At any time other than during an Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references to the Credit Agreement as in effect on the date hereof (as the same has been amended, amended and restated, supplemented or otherwise modified from time to time). During any Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references, mutatis mutandis, to the Credit Agreement or Replacement Credit Facility (as applicable) as then in effect.

1.5. This Agreement may be executed in any number of counterparts and by way of facsimile exchange or exchange by electronic transmission of executed signature pages, all of which together shall constitute one and the same Agreement.

Clause 2.	DECLARATION OF PLEDGE

2.1. As security for the payment or performance, as the case may be, in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of the Secured Obligations, the Pledgor hereby pledges and grants a security interest in, and the Collateral Agent acting as Administrative Agent and Collateral Agent for itself and for the Secured Parties, accepts a security interest in, all of the Pledged Assets, as continuing first ranking security in favour of the Collateral Agent.

2.2. For the avoidance of doubt, the Pledgor confirms, and the Collateral Agent accepts, that any Notes or Shares issued to (or acquired by or exchanged for the Shares existing on the date hereof in any way) the Pledgor after the date hereof, are immediately subject to the Pledge upon issuance to (or acquisition by or exchange by) the Pledgor.

2.3. Notwithstanding anything else contained in this Agreement, in the event that Rule 3-16 of Regulation S-X under the US Securities Act would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) (such law, rule or regulation, as amended or replaced with another rule or regulation “Rule 3-16”) the filing with the US SEC of separate financial statements of any Affiliate of the Parent Borrower due to the fact that a security interest in such Affiliate’s Equity Interests or other securities has been granted hereunder as security for the payment or performance, as the case may be, of any Other Secured Obligations, then, solely to the extent securing such Other Secured Obligations, (i) the security interest granted pursuant to this Agreement or any other Loan Document in such Equity Interests or other securities (the “3-16 Excluded Collateral”) shall automatically be deemed to be released and (ii) the 3-16 Excluded Collateral shall automatically be deemed to not be, and to not have been, Pledged Assets, in each case to the extent necessary to render such requirement inapplicable. In such event, this Agreement or any other Loan Document may be amended or modified, without the consent of any Secured Party, to the extent necessary to evidence the release of the Liens on the Equity Interests or other securities that are so deemed no longer to constitute Pledged Assets. For avoidance of doubt, nothing in this paragraph shall result in any release or termination of the security interest granted pursuant to this Agreement or any other Loan Document in any 3-16 Excluded Collateral to the extent such security interest secures the Credit Facilities Obligations any Permitted Secured Debt in the form of term loans.

Clause 3.	PERFECTION OF PLEDGE

3.1. The Parties hereto agree that, in compliance with and satisfaction of the dispossession requirement, all Pledged Assets which are securities and all notes or certificates evidencing the Pledged Assets shall be held in Halifax, Nova Scotia by McInnes Cooper as agent of the Collateral Agent for the purposes of this Agreement.

3.2. Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Collateral Agent to cause any formal steps to be taken for the purpose of perfecting any security interest created by this Agreement and, for the avoidance of doubt, the Pledgor hereby irrevocably undertakes to take any such steps if so requested in writing by the Collateral Agent (acting reasonably). In particular, should any such steps be reasonably required in relation to Future Pledged Debt, the Pledgor and the Company undertake (without prejudice to the right of the Collateral Agent herein) to take any such steps promptly upon issuance or receipt of any Future Pledged Debt.

Clause 4.	RIGHTS RELATING TO THE PLEDGED ASSETS

4.1. Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have provided the Pledgor with 10 days’ prior notice of the suspension of the rights of the Pledgor under this Clause 4.1, all rights of the Pledgor to interest, principal or other distributions in relation with the Notes and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to on demand receive and retain such interest, principal or other distributions. Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions hereof shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of the Credit Agreement. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to the Pledgor (without interest) all dividends, interest, principal or other distributions to the Pledgor that the Pledgor would otherwise be permitted to retain pursuant to the terms hereof.

4.2. Notwithstanding any provisions to the contrary contained in this Agreement, the Pledgor is the sole registered and beneficial owner of all Shares and will remain so until such time as such Shares are effectively transferred into the name of the Collateral Agent or any other person on the books and records of the Company. Accordingly, the Pledgor shall be entitled to receive and retain for its own account any dividends, property or other distributions, if any, in respect of such Shares (except insofar as the Pledgor has granted a security interest in such dividends, property or other distributions, and any shares shall be delivered to the Collateral Agent to hold as Pledged Assets hereunder) and shall have the right to vote such Shares and to control the direction, management and policies of the issuer of such Shares to the same extent as the Pledgor would if such Shares were not pledged to the Collateral Agent pursuant hereto. Nothing in this Agreement is intended to, and nothing in this Agreement shall constitute the Collateral Agent or any Secured Party, or any person other than the Pledgor a shareholder or member of an unlimited company for the purposes of the Companies Act (Nova Scotia) until such time as notice is given to the Pledgor and further steps are taken thereunder so as to register the Collateral Agent, or any other person as holder of Shares. To the extent any provision hereof would have the effect of constituting the Collateral Agent, any Secured Party, or any other person as a shareholder or member of the Company for the purposes of the Companies Act (Nova Scotia) prior to such time, such provision shall be severed herefrom or therefrom and ineffective with respect to the Shares without otherwise invalidating or rendering unenforceable this Agreement or such other agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledge Assets which are not Shares. Except upon the exercise of rights to sell or otherwise dispose of Pledge Assets which are Shares following the occurrence and during the continuance of an Event of Default, the Pledgor shall cause or permit, or enable the Company to cause or permit, the Collateral Agent or any Secured Party to: (a) be registered as a shareholder or member of the

Company; (b) have any notation entered in its favour in the share register of the Company; (c) be held out as a shareholder or member of the Company; (d) receive, directly or indirectly, any dividends, property or other distributions from the Company by reason of the Collateral Agent or any Secured Party holding a security interest in the Company; or (e) act as a shareholder or member of the Company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, the Company.

Clause 5.	PLEDGOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1. The Pledgor hereby represents, warrants and covenants to the Collateral Agent:

5.1.1. the Shares issued by the Company have been duly and validly authorized and issued and are fully paid;

5.1.2. the Notes are legal, valid and binding obligations of the Company;

5.1.3. except for the security interests granted hereunder, the Pledgor is and, subject to any transfers permitted by the Credit Agreement, will continue to be the direct owner and holder of the Pledged Assets, holds the same free and clear of all encumbrances, pledges, charges or other liens or any options or rights therein or thereto, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement;

5.1.4. the Pledgor will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other encumbrance or lien on, the Pledged Assets, other than the Pledge and other than (A) transfers permitted by the Credit Agreement, (B) Liens created by the Collateral Documents and (C) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement;

5.1.5. the Pledgor will not transfer (in any way including by way of sale, assignment or otherwise) the Pledged Assets (or any part thereof) other than with the prior written consent of the Collateral Agent or as may be permitted under the Credit Agreement;

5.1.6. except for restrictions and limitations imposed by the Loan Documents or applicable laws generally and restrictions on transfer of the Shares contained in the articles of association of the Company, there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) in effect that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of the Pledged Assets hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

5.1.7. the Pledgor has the power and authority to pledge the Pledged Assets hereunder;

5.1.8. no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the Pledge (other than such as have been obtained and are in full force and effect); and

5.1.9. this Agreement operates a valid pledge of the Pledged Assets in accordance with its terms and the Pledge created pursuant to this Agreement, creates a legal, valid, binding and enforceable first priority and first ranking pledge and security interest over the Pledged Assets in favour of the Collateral Agent (and the Secured Parties) in respect of all Secured Obligations and in each case prior and superior to the rights of other persons, except for any mandatory privileges preferred by applicable law.

Clause 6.	POWER OF ATTORNEY

The Pledgor appoints the Collateral Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any transfer forms and other instruments of transfer) and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Agreement or (b) exercising any of the rights conferred to it (and any of the Secured Parties) under this Agreement or by law, it being understood that the enforcement of the Pledge over the Pledged Assets shall be carried out as described in Clause 7 hereunder. The Pledgor shall ratify and confirm all things lawfully done and all documents executed by the Collateral Agent in the exercise of this power of attorney, provided that such powers of attorney shall not be exercisable prior to the occurrence and continuance of an Event of Default, save for such powers of attorney necessary for the perfection of the Pledge.

Clause 7.	ENFORCEMENT OF THE PLEDGE

7.1. Following the occurrence of an Event of Default, and as long as such Event of Default is continuing, unremedied or unwaived and without any notice other than as may be set forth in this respect elsewhere in this Agreement, the Collateral Agent shall be entitled to enforce the Pledge or all or part of the Pledged Assets as permitted under the Credit Agreement:

7.1.1. to appropriate itself and/or for and on behalf of the Secured Parties all or part of the Pledged Assets;

7.1.2. to sell all or part of the Pledged Assets in a private transaction on arm’s length terms (conditions commerciales normales);

7.1.3. to cause the sale of all or part of the Pledged Assets;

7.1.4. to request from the competent court, that title to all or part of the Pledged Assets be assigned or transferred to it, at a price determined by a court appointed expert;

7.1.5. in respect of any Related Assets consisting of claims for sums of money, to the extent that such sums are owed by the Company or a third party, to require the Company or such third party to make payment of the amount due by it directly to the Collateral Agent;

7.1.6. to exercise any and all rights of a secured party under the PPSA.

7.2. Any proceeds of enforcement received by the Secured Parties or the Collateral Agent shall be applied in accordance with the order set forth in Section 4.02 of the US Security Agreement.

Clause 8.	EFFECTIVENESS OF SECURITY, RELEASE, TERMINATION

8.1. The Pledge granted hereby and all other security interests or rights hereunder shall terminate with respect to all Credit Facilities Obligations and any Liens arising therefrom that secure the Credit Facilities Obligations shall be automatically released upon the termination of each Equal and Ratable Period.

8.2. This Agreement, the Pledge granted hereby and all other security interests or rights hereunder shall terminate with respect to any Other Secured Obligations and any security interest hereunder shall be automatically released when all the outstanding Other Secured Obligations other than contingent indemnification obligations not yet accrued and payable have been paid in full or defeased or discharged in accordance with their terms.

8.3. The Pledgor shall automatically be released from (i) during an Equal and Ratable Period, its obligations hereunder (and the Pledge shall be automatically released) as provided in Section 9.11 (excluding Section 9.11(a)(i)) of, or otherwise in accordance with), the Credit Agreement or equivalent provision of, or otherwise in accordance with, any Replacement Credit Facility; provided that the Credit Facility Lenders shall have consented to such transaction to the extent required by the Credit Agreement (or Replacement Credit Facility) and (ii) its obligations hereunder with respect to any Other Secured Obligations as provided by the terms of the applicable Other Secured Agreement; provided that any consents required by the terms of the Other Secured Agreement shall have been obtained.

8.4. Upon any sale or other transfer by the Pledgor of any Pledged Assets that is permitted under (i) during an Equal and Ratable Period, the Credit Agreement or any Replacement Credit Facility and (ii) at any time other than during an Equal and Ratable Period, the Other Secured Agreements, the security interest of such Pledgor in such Pledged Assets (but not in the proceeds thereof) shall be automatically released to the extent provided in the applicable Secured Agreement. During an Equal and Ratable Period, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Pledged Assets pursuant to Section 9.11 of the Credit Agreement, or equivalent provision of any Replacement Credit Facility, such security interest in such Pledged Assets (but not the proceeds thereof) shall be automatically released with respect to all Secured Obligations. Upon the effectiveness of any written consent to the release of the security interest granted hereby in any Pledged Assets pursuant to any Other Secured Agreement, such security interest in such Pledged Assets shall be released solely respect to the applicable Other Secured Obligations.

8.5. Notwithstanding anything to the contrary set forth in this Agreement, no release of the Pledgor from its obligations hereunder with respect to the Other Secured Obligations or of a security interest granted hereunder with respect to the Other Secured Obligations shall occur pursuant to clause 8.3 and 8.4 above if the transactions or consents that would otherwise give rise to such release shall have occurred substantially concurrently with or in contemplation of the end of an Equal and Ratable Period, unless such release is expressly permitted pursuant to the Other Secured Agreements or approved by the holders of the Secured Obligations arising thereunder.

8.6. Notwithstanding anything to the contrary set forth in this Agreement, (i) the obligations of the Loan Parties or any of their Restricted Subsidiaries under any Secured Hedge Agreement and the Cash Management Obligations shall be secured pursuant to this Agreement only to the extent that, and for so long as, the other Obligations are so secured and (ii) any release of Pledged Assets effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.

8.7. In connection with any termination or release pursuant to this Clause, the Collateral Agent shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.11 of the Credit Agreement. Any execution and delivery of documents pursuant to this Clause shall be without recourse to or warranty by the Collateral Agent.

8.8. For the avoidance of doubt, the Pledgor hereby waives any rights arising (if any) under Article 2037 of the Luxembourg Civil Code.

Clause 9.	REASONABLE CARE

The Collateral Agent or its agents are required to exercise reasonable care in the custody and preservation of any of the Pledged Assets in their possession; provided that the Collateral Agent or its agents shall be deemed to have exercised reasonable care in the custody and preservation of any of the Pledged Assets, if such Pledged Assets is accorded treatment substantially similar to that which the Collateral Agent or its agents accord their own property.

Clause 10.	COSTS, EXPENSES and INDEMNITY

10.1. The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder and the indemnification as provided in Section 10.04 and 10.05 of the Credit Agreement to the extent permitted by law.

10.2. Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this clause shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Secured Agent or any other Secured Party. All amounts due under this Clause 10.2 shall be payable within 10 days of written demand therefor.

Clause 11.	NOTICES

Each notice or other communication required or permitted to be given under this Agreement shall be in writing and given as provided in Section 10.02 of the Credit Agreement, except as otherwise provided herein. All such notices and communications shall be delivered to the addresses set out below:

To the Pledgor:

Axcan LuxCo2 S.à r.l.

5, rue Eugène Ruppert,

L-2453 Luxembourg

Attention: Board of Managers

Telecopy n°: + 352 27 00 41 25 99

With a copy each time to the Parent Borrower and the additional recipients for notices to the Parent Borrower as set forth in Section 10.02 of the Credit Agreement.

To the Collateral Agent and/or the Secured Parties:

All notices to the Collateral Agent / Secured Parties shall be given as set forth in Section 10.02 of the Credit Agreement.

Clause 12.	SUCCESSORS

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Pledgor, the Collateral Agent or the Secured Parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, to the extent permitted under (i) Section 10.07 of the Credit Agreement (or equivalent provision of any Replacement Credit Facility) with respect to the Credit Facilities Obligations, or (ii) the applicable Other Secured Agreement with respect to the Other Secured Obligations.

Clause 13.	SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Clause 14.	NO WAIVER; CUMULATIVE REMEDIES

No failure or delay by the Collateral Agent, or any other Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, or any other Secured Party hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Clause 15.	AMENDMENTS

15.1. Neither this Agreement nor any terms or conditions hereof may be amended, changed, waived, discharged, terminated or otherwise modified unless such amendment, change, waiver, discharge, termination or modification is in writing duly executed by or on behalf of the Pledgor and the Collateral Agent, subject to any consent required (i) during an Equal and Ratable Period, in accordance with Section 10.01 of the Credit Agreement (or equivalent provision of any Replacement Credit Facility) and (ii) during any period other than an Equal and Ratable Period, in accordance with the Other Secured Agreements. Notwithstanding the foregoing, the Collateral Agent and the Pledgor may, without the need to obtain the consent of any other Secured Party, waive, amend or modify any provision hereof (including by entering into new or supplemental agreements) to (i) cure any ambiguity or defect herein, (ii) make technical, conforming and other changes necessary to reflect the termination in accordance with the Credit Agreement or Replacement Credit Facility of the Liens securing the Credit Facilities Obligations and to give effect to the applicable collateral requirements of the Other Secured Agreements, (iii) upon the consummation of any Replacement Credit Facility, give effect to the applicable collateral requirements of such Replacement Credit Facility or any other amendment required by such Replacement Credit Facility, to the extent consistent with the Other Secured Agreements and (iv) reflect the issuance of any Additional Secured Debt Obligations that are secured on a junior basis to the Secured Obligations, as permitted by the Credit Agreement or any Replacement Credit Facility, as applicable. The Secured Parties, by accepting the benefits hereof, shall be deemed to have consented to any amendment, waiver or modification in accordance with the immediately preceding sentence.

15.2. The Pledgor confirms that it has received, and acknowledges hereby, copies of the Secured Agreements (including without limitation the Credit Agreement), the US Security Agreement and the Canadian Security Agreement and in particular the reference to the defined terms herein.

Clause 16.	GOVERNING LAW / JURISDICTION

16.1. This Agreement shall be governed by and construed in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Nova Scotia and the courts of the Province of Nova Scotia will have non-exclusive jurisdiction to entertain any action arising under this Agreement. The Pledgor hereby attorns to the non-exclusive jurisdiction of the courts of the Province of Nova Scotia.

16.2. The terms of Section 10.16 of the Credit Agreement with respect to waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

16.3. To the extent permitted by applicable law, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Clause 11. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

16.4. All rights of the Collateral Agent hereunder, the grant of a security interest in the Pledged Assets and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Secured Obligations or this Agreement.

16.5. The Pledgor acknowledges that the security interests herein created attach upon the execution of this Agreement (except to the extent specifically stated herein to the contrary), that value has been given by the Secured Parties and that Grantor has, or in the case of after acquired property will have, rights in the Pledged Assets or the power to transfer rights in the Pledged Assets to the Secured Parties.

IN WITNESS THEREOF the parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same Agreement, on the day and year first written above.

The Pledgor

Axcan LuxCo 2 S.à r.l.

By:	/s/ David Mims
Name:	David Mims
Title:	Authorized Signatory

Signature Page to Pledge Agreement – LuxCo 2/NSULC 1

The Company

Axcan Nova Scotia 1 ULC

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President – Finance, Chief Financial Officer and Treasurer

Signature Page to Pledge Agreement – LuxCo 2/NSULC 1

The Collateral Agent (for itself and as Administrative Agent and Collateral Agent for itself and for the Secured Parties)

Bank of America, N.A.

By:	/s/ Mollie S. Camp
Name:	Mollie S. Camp
Title:	Vice President

Signature Page to LuxCo 2 Pledge Agreement